UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2006

Yahoo! Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(408) 349-3300

(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2006 (the “Agreement Date”), Yahoo! Inc. (the “Company”) entered into an agreement with Daniel L. Rosensweig (the “Separation Agreement”) effecting Mr. Rosensweig’s resignation as Chief Operating Officer of the Company, effective as of March 31, 2007 or such earlier date as mutually agreed to by the Company and Mr. Rosensweig (the “Separation Date”).  A copy of the Separation Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.  The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement.

Under the Separation Agreement and subject to certain terms and conditions set forth therein, the Company and Mr. Rosensweig have agreed to, among other items, the following:

•                  Mr. Rosensweig will continue to provide services including transition services between the Agreement Date and the Separation Date.

•                  The Company will pay Mr. Rosensweig a lump sum payment equal to his base salary for the period from the Separation Date through December 31, 2007.  The Company will also pay Mr. Rosensweig $900,000 as his annual bonus for 2006.

•                  With respect to the stock options granted to Mr. Rosensweig on May 31, 2006 (the “May Options”), the portion of such options that would have otherwise vested on May 31, 2007 shall become vested on the Separation Date and shall be exercisable in accordance with their terms (including a three year post termination exercise period).  With respect to other options granted to Mr. Rosensweig with an exercise price in excess of the market price of the Company’s common stock on December 5, 2006 (the “Underwater Options”), the portion of such options that would have otherwise vested by May 31, 2007 shall become vested on the Separation Date and the period to exercise all Underwater Options will be extended for three years following the Separation Date.  Mr. Rosensweig’s right to exercise the May Options and Underwater Options shall become effective as follows: exercisable with respect to 60% of the shares subject to such options upon the twelve (12) month anniversary of the Separation Date and with respect to an additional 20% of the shares subject to such options on each of the twenty-four (24) month and thirty (30) month anniversaries of the Separation Date.  All other options will continue to vest only through the Separation Date and will be exercisable in accordance with their terms.

•                  The performance-based restricted stock unit awards granted to Mr. Rosensweig on December 20, 2005 and May 31, 2006 will become fully vested on the Separation Date, subject to achievement of the applicable performance goals under those awards.  In addition, a total of 146,667 shares of the time-based restricted stock award granted to Mr. Rosensweig on February 1, 2005 will become fully vested on the Separation Date.

•                  Mr. Rosensweig’s right to exercise any of his options following the termination of his employment and his rights with respect to any accelerated vesting of his restricted stock and restricted stock units are subject to his compliance with certain covenants in favor of the Company set forth in the Separation Agreement.  In addition, the Separation Agreement includes Mr. Rosensweig’s general release of claims against the Company.

On December 5, 2006, the Company also announced that Susan Decker, the current Executive Vice President of Finance and Administration and Chief Financial Officer of the Company, will head the Company’s newly formed Advertiser & Publisher Group.  The Company has initiated a search for a new chief financial officer to succeed Ms. Decker, who will continue to serve as Chief Financial Officer while the search is being conducted.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Separation Agreement, dated as of December 5, 2006, between Yahoo! Inc. and Daniel L. Rosensweig.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YAHOO! INC.
(Registrant)

		By:	/s/Michael J. Callahan
Date:	December 8, 2006		Michael J. Callahan
Senior Vice President, General Counsel and Secretary